STANDSTILL AGREEMENT dated as of May 31, 1994 among:

                    (i) Foodarama Supermarkets, Inc., a corporation duly organized and validly existing under the law of the State of New
Jersey (the "Company");

                    (ii) Shop Rite of Malverne, Inc., a corporation duly organized and validly existing under the law of the State of New
York;

                    (iii) New Linden Price Rite Inc., a corporation duly organized and validly existing under the law of the State of New
Jersey;
                    (iv) Regal Drugs, Inc., a corporation duly organized and validly existing under the law of the State of New Jersey;

                    (v) Shop Rite of Reading, Inc., a corporation duly organized and validly existing under the law of the State of Pennsylvania;

                    (vi) Shop Wise Supermarkets of Connecticut, Inc., a corporation duly organized and validly existing under the law of the State of New Jersey ((i) through (vi) being collectively re-ferred to herein as the "Obligors");

                    (vii) The Chase Manhattan Bank (National Association), a national banking association;

                    (viii) First Fidelity Bank, a national banking associ-ation;

                    (ix) United Jersey Bank, a national banking associa-tion ((vii) through (ix) being collectively referred to herein as the "Banks"); and

                    (x) The Chase Manhattan Bank (National Association), as Agent (the "Agent") for the Banks under the Credit Agreement
(as defined herein).

                    The Company, the Agent and the Banks are parties to that certain Credit Agreement dated as of March 16, 1989 (as amended, the "Credit Agreement"). The Company has requested the forbearance of the Agent and the Banks with respect to certain existing and anticipated defaults and Events of Default (as defined in the Credit Agreement), and the Agent and the Banks are willing to grant such forbearance on the terms and conditions provided below. Accordingly, the parties hereto hereby agree as follows:

                    Section 1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

                    Section 2. Specified Defaults. As used herein, "Specified Defaults" shall mean the following continuing defaults and Events of Default:

                              (i) The Company's failure to make the principal payment on the Senior Notes due on June 1, 1994 is a default under Section 9(b) of the Credit Agreement;

                              (ii) The Company's non-compliance with the re-striction on Capital Expenditures set forth in Section 8.14(a) of the Credit Agreement for the fiscal year ending in 1993 is a default under Section 9(d) of the Credit Agreement;

                              (iii)  The Company's non-compliance with the
                    minimum debt service ratio set forth in Section 8.26 of the Credit Agreement for the fiscal year ending in 1993 is a default under Section 9(d) of the Credit Agree-ment;

                              (iv) The Company's continuing non-compliance with the minimum current ratio set forth in Section 8.12(a) of the Credit Agreement and the minimum working capital set forth in Section 8.12(b) of the Credit Agreement is a default under Section 9(d) of the Credit Agreement;

                              (v) The Company's continuing non-compliance with the minimum interest coverage ratio set forth in Sec-tion 8.10 of the Credit Agreement and the minimum Cash
                    Flow Coverage Ratio set forth in Section 8.11 of the Credit Agreement is a default under Section 9(d) of the Credit Agreement;

                              (vi) The Company's anticipated non-compliance with the minimum Net Worth covenant set forth in Sec-tion 8.13(a) of the Credit Agreement for the third and fourth fiscal quarters in 1994.

                    Section 3. Forbearance. The Agent and the Banks agree, on the terms and subject to the conditions hereof, to forbear during the period (the "Forbearance Period") from and after the Effective Date (as defined in Section 4 below) until (but excluding) the Forbearance Termination Date (as defined in
Section 5 below) in the exercise of the rights and remedies available under the Credit Agreement and the Credit Documents with respect to any Specified Default. Notwithstanding such forbearance, it is understood by the Company that the Agent and the Banks have not waived any Specified Default or any other default or Event of Default or any rights or remedies in respect thereof under the Credit Documents or otherwise. During the Forbearance Period, the Banks shall be permitted to exercise all of their rights under the Credit Documents as if no default or Event of Default had occurred, except as may be limited or provided otherwise in this Standstill Agreement.

                    Section 4. Conditions. As conditions precedent to the effectiveness of this Standstill Agreement, on or prior to June
1, 1994 (the "Effective Date")

                    (i) the Company shall have delivered to the Banks an agreement (the "Noteholder Forbearance Agreement"), substan-tially similar to this Standstill Agreement, executed by Teachers Insurance and Annuity Association of America,
          Central Life Assurance Company, State Mutual Life Insurance Company, and any other holder of Senior Notes with respect to the defaults by the Company and its Subsidiaries under certain Note Purchase Agreements dated as of June 1, 1989, in form and substance satisfactory to the Banks; and

                    (ii) the Company shall have delivered to the Banks an amendment to the Credit Agreement executed by the Company and the Banks providing for the payment of Interest Expenses to the Banks on a monthly basis on the first day of each calendar month, commencing on June 1, 1994.

                    Section 5. Termination. Except as otherwise provided herein, this Standstill Agreement shall terminate and be of no further force or effect at 10:00 a.m. (New York time) on the date
(the "Forbearance Termination Date") which is the earliest of:
           (i)      September 30, 1994;

          (ii) the date that Wakefern Food Corp. ("Wakefern"), direct-ly or indirectly, changes or otherwise modifies in any manner whatsoever the terms on which the Company pur-chases and receives merchandise and services from Wakefern (including, without limitation, the quantity of merchandise being made available to the Company or the length of time such trade credit is extended) from those in effect on May 27, 1994, other than such chang-es or modifications that are economically beneficial to the Company or otherwise consented to in writing by the Banks

         (iii) the date of the filing of a petition to commence a case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insol-vency law of any jurisdiction, and in the case of an involuntary proceeding the passage of 60 days from the date of such filing without such filing being dismissed or stayed, by or with respect to any Obligor;

          (iv) the date the Agent gives notice to the Company of the termination of this Standstill Agreement by reason of the occurrence of any one or more of the following events:

                    (a) a breach by any of the Obligors of any of the representations, warranties or covenants contained in this Standstill Agreement which breach shall continue for three (3) Business Days after any of the Obligors have knowledge thereof;

                    (b) the Company and its consolidated Subsidiaries have a pre-tax loss in excess of $600,000 (the calcula-tion of the pre-tax loss shall include Interest Expenses and exclude (i) restructuring expenses (including professional fees and expenses) and
                              (ii) income, expenses, profits or losses associat-ed with any Transfer permitted under Section 8.05(c) of the Credit Agreement or other asset or capital disposition), determined on a consolidated basis without duplication in accordance with GAAP, for the three-month period commencing May 1, 1994 or for any three-month period commencing thereaf-ter;

                    (c) the Cash Flow for the Company and its consolidated Subsidiaries is negative for any fiscal month commencing on or after June 1, 1994; for purposes of this Agreement "Cash Flow" shall mean, for any period, the amount indicated on the third to last line (entitled "Net Cash Flow") of the Cash Flow Report attached hereto as Exhibit B (determined on a consolidated basis for the Company and its con-solidated Subsidiaries without duplication in accordance with GAAP); or

                    (d) any default or Event of Default, other than a Specified Default, shall occur and be continuing.

           (v)      the date of termination of the Noteholder Forbearance
                    Agreement.

From and after the Forbearance Termination Date, the Agent and the Banks shall be entitled to exercise and enforce any and all rights and remedies available to the Agent and the Banks as a consequence of any Specified Defaults that have occurred prior to, during or after the Forbearance Period.

                    Section 6. Amendments; Extensions. The terms of this Standstill Agreement may be modified or amended only by a writing or writings executed by the Agent, each Bank and the Obligors.
It is understood and agreed that the Agent is not and shall not be under any obligation, express or implied, to consent to any modification or amendment hereof or to any extension of the Forbearance Period.

                    Section 7. Continuing Effect. Except as expressly provided herein or as may hereafter be modified by a separate document, each Credit Document shall continue unchanged and in full force and effect, and all rights, powers and remedies of the Agent, the Banks and the Obligors thereunder are hereby expressly reserved. Without in any way limiting the generality of the foregoing, the Obligors shall be liable in accordance with the Credit Agreement and the other Credit Documents for any and all sums and charges due pursuant thereto, including, without limita-tion, default interest and late charges, if any.

                    Section 8. Covenants. The Obligors covenant and agree that:
                    (i) the Obligors shall provide the following informa-tion to each of the Banks no later than 10 days after the Effective Date, or, if permitted by the Banks, at such other reasonable times as the Obligors and the Banks may agree, and shall continue to provide to each of the Banks any updated information of the type described below:

                              (a) all documents and agreements relating to indebtedness or obligations of the Company and its Subsidiaries to any Person;

                              (b) all documents and agreements relating to any pledge of assets or equity, direct or indirect, of the Company and any of its Subsidiaries;

                              (c)       the most recent appraisal of all
                                        property owned by the Company and
                                        its Subsidiaries;

                              (d)       information describing each of the
                                        Obligor's lease obligations, by
                                        location, including, but not limited to
                                        dates of lease commencement and lease
                                        expiration, extension and renewal
                                        options, parties to including
                                        identification of parties in which
                                        any officer, director or stockholder
                                        of the Company has a direct or indirect
                                        ownership interest), base and other
                                        rents payable, whether the premises
                                        covered by such leases are used in
                                        business of the Obligors, and defaults,
                                        if any;

                              (e)       debt profile of each Obligor,
                                        identifying, among other things,
                                        direct and contingent
                                        obligations, maturities, required
                                        payments and related information;

                              (f)       all documents, agreements and
                                        policies relating to the Company's
                                        relationship with Wakefern Food Corp.
                                        ("Wakefern");

                              (g) information relating to any proposed disposition of assets outside of the ordinary course of business;

                              (h) management letters from the Company's outside auditor, including any such management letter for the 1992 and 1993 fiscal years;

                              (i) an organizational chart for the Company and its Subsidiaries identifying all officers and directors together with a narrative description of the responsibilities of all officers;

                              (j)       a cash budget projection for the
                                        Forberance Period; and

                              (k) all existing management and employment contracts between the Company and its Subsidiaries and any officer or former officer thereof.

                    (ii) the Obligors shall provide the following informa-tion to each of the Banks during the Forbearance Period:

                              (a) a weekly report on cash receipts and disbursements (identifying the uses thereof) of the Obligors on a consolidated basis;

                              (b) a consolidated inventory purchasing report on a weekly basis prepared by the Restructuring Advisor (as hereinafter defined), in the form annexed hereto as Exhibit A;

                              (c) reports on a weekly basis showing store -by- store sales, together with comments thereto, prepared by the Restructuring Advisor;

                              (d) a report relating to the status of any dispositions or proposed dispositions of any assets of any Obligor, outside of the ordinary course of business, on a monthly basis;

                              (e) status updates relating to discussions with other creditors of the Obligors on a weekly basis;

                              (f) such financial information relating to the Obligors as may from time to time reasonably be requested by the Banks, including, with limitation, projections (with assumpt prospects, assets, liability refinancings, cash flow analyses and projections, business plans, capital expenditure budgets and the like; and

                              (g) all written information (including, without limitation, that relating to projections and assumptions, prospects, business plan sets, liabilities, dispositions and refinancings, etc.) provided to other creditors of the Obligors; and

                              (h) a report on the Cash Flow of the Company and its consolidated Subsidiaries for each fiscal month of the Company in the form attached hereto as Exhibit
                                        B, which report will be delivered to
                                        each of the Banks within 10 days
                                        after the end of each such fiscal
                                        month.

All reports required to be provided by this Section 8(ii) shall be reviewed and approved by the Restructuring Advisor prior to being provided to the Banks.

                    (iii) the Company shall pay from time to time, within 10 days after request therefor, all reasonable fees, expens-es and disbursements of the Agent and the Banks (including their audit and legal expenses). The first payment of such fees shall be made on the Effective Date;

                    (iv) during the Forbearance Period, except in the ordinary course of business or as otherwise consented to in writing by the Banks, neither the Company nor any of its Subsidiaries shall:

                    (a) incur additional indebtedness (direct or contin-gent) for borrowed money or for the deferred pur-chase price of property or services (excluding indebtedness to Wakefern incurred in the ordinary course of business);

                    (b) incur additional obligations to purchase, sell or lease (as lessee or lessor) property, except for Approved Capital Expenditures (as hereafter de-fined);

                    (c) sell, dispose of, pledge or otherwise transfer its assets or any interest therein;

                    (d) pay any dividends or distributions except for payments between and among the Obligors;

                    (e) make any other payments or prepayments on Indebt-edness;

                    (f) acquire any additional assets, except for Approved Capital Expenditures (as hereafter defined); or

                    (g) create any liens against its assets; except that the Company and its Subsidiaries may:

          (A) pay interest at contract rates on non-accelerated obligations for borrowed money; provided, however, that the Company may pay interest in respect of the princi-pal payment on the Senior Notes due on June 1, 1994 (in the event such principal payment shall not have been made on such date) at a rate not to exceed 14.9% per annum;

          (B) pay expenses and other obligations (other than indebt-edness for borrowed money or guaranties thereof) in-curred in the ordinary course of the Obligors' business (including lease obligations) as presently conducted; and

          (C) make capital expenditures (including commitments there-for) in accordance with schedules to be provided by the Company and approved by the Banks (the "Approved Capi-tal Expenditures");

          (v) the Company shall continue to employ at its own expense Buccino & Associates, Inc. or another restructuring advisor (the
"Restructuring Advisor") acceptable to the Banks to advise and assist the Company and its Subsidiaries during the Forbearance
Period in connection with the evaluation of their businesses and the disposition of operating and non-operating assets, and the formulation of a strategic plan to return the Company and its Subsidiaries to profitability in accordance with the terms and conditions provided below:

          (A) the Restructuring Advisor shall prepare a written restructuring plan (the "Business Plan") that includes an evaluation of the operating assets of the Obligors on a store-by-store basis, an evaluation of operations (including inventory and cash management, MIS and reporting functions), plans for the disposition of operating and non-operating assets (including details of the plan previously discussed with the Banks for the disposition and/or closing of stores located in Penn-sylvania), and a proposal for the repayment of debt obligations;

          (B) the Company shall allow the Banks to have direct and independent access to the Restructuring Advisor, in-cluding allowing the Banks to meet with the Restructur-ing Advisor at periodic intervals as reasonably re-quested by the Banks, and will authorize and instruct the Restructuring Advisor to answer any questions that the Banks may have on the operations and management of the Company and its Subsidiaries;

          (C) the Restructuring Advisor shall have responsibility for any studies, analyses or evaluations of information systems, inventory, accounts receivable collection opportunities, cash management, capital expenditures, SG&A costs and the like;

          (D) the Company shall deliver to each of the Banks no later than June 15, 1994 the Business Plan, which Business Plan, together with the Company's proposed implementa-tion thereof, shall be acceptable to the Company, the Restructuring Advisor and the Banks; and

          (E) the Company shall have appointed a chief financial officer or other officer or officers (which appointment shall have been approved by the Board of Directors of the Company) as soon as possible but in any event no later than June 30, 1994, with authority to implement and execute the Business Plan, and the Company shall have by such date (I) commenced the implementation of the Business Plan with respect to the components of the Business Plan relating to inventory purchasing, cash management, plans for dispositions of operating and nonoperating assets, and capital expenditures, and (II) instructed such chief financial officer or other appli-cable officer to so implement and execute the other components of the Business Plan as soon as practicable;

          (vi) the Company will, and will cause each of its Subsidiar-ies to, permit representatives of any Bank or the Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties, and to discuss its business and affairs with its officers and its outside accountants, all to the extent reasonably requested by such Bank or the Agent (as the case may be);

          (vii) the Obligors shall give immediate notice by facsimile to the Agent of any event or condition described in Section
5(ii), 5(v) and in clauses (a) through of (d) of Section 5(iv) above;

          (viii) the Company shall have in effect at all times during the Forbearance Period an undertaking from Wakefern entitling the Company to purchase and receive merchandise and services from Wakefern on the same terms offered to the Company immediately prior to the Effective Date, in form and substance satisfactory to the Banks; and

          (ix) the Company shall not (a) at any time after the Effective Date through the Forbearance Termination Date have an outstanding indebtedness (excluding trade accounts payable and accrued liabilities to Wakefern) that bears an interest rate or service charge in excess of 14.9% per annum, or (b) for the period from the Effective Date through the Forbearance Termina-tion Date pay or accrue interest or service charge expenses in excess of $250,000 in the aggregate on account of past due balances owed to Wakefern by the Company.

                    Section 9. Counterparts. This Standstill Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Standstill Agreement by signing any such counterpart.

                    Section 10. Benefit of Agreement. This Standstill Agreement is solely for the benefit of the signatories hereto
(and their respective successors and assigns), and no other
Person (including, without limitation, any other creditor of or claimant against any Obligor or shareholder of any Obligor) shall have any rights under, or because of the existence of, this Standstill Agreement.

                    SECTION 11. GOVERNING LAW. THIS STANDSTILL AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE
INTERNAL LAWS OF THE STATE OF NEW YORK.

                    Section 12. No Commitment or Waiver. Neither this Standstill Agreement nor any action or inaction on the part of the Agent or any of the Banks shall be construed to constitute or represent (i) a commitment by the Agent or the Banks to restruc-ture any indebtedness of the Obligors, or (ii) an intention by the Agent, the Banks, or any Obligor to waive, modify or, except as expressly provided in Section 3 above, forbear from exercising any of their rights, powers, privileges or remedies under the Credit Agreement or other Credit Documents, at law, in equity or otherwise, and the Obligors acknowledge, agree and confirm that no such commitment, waiver, modification or, except as expressly provided in Section 3 above, forbearance has been offered, granted, extended or agreed to by the Agent or the Banks.
Nothing set forth in this Standstill Agreement shall be construed so as to require the Agent or the Banks to agree to the terms of any modification to the Credit Agreement or the Credit Documents proposed by any of the Obligors.

                    Section 13. Due Authorization. Each party executing and delivering this Standstill Agreement represents and warrants to all other parties that:

                    (i) such party has the full authority and legal right and power to execute and deliver this Standstill Agreement, and to perform the terms hereof and the transactions contem-plated hereby;

                    (ii) all necessary corporate or other action on the part of such party to be taken in connection with the execu-tion, delivery and performance of this Standstill Agreement and the transactions contemplated hereby have been duly and effectively taken; and

                    (iii) the execution, delivery and performance by such party does not constitute a violation or breach of such party's articles of incorporation or by-laws, or any law by which such party is bound.

                    Section 14. Entire Agreement. This Standstill Agree-ment constitutes the entire and final agreement among the parties hereto with respect to the subject matter hereof and there are no other agreements, understandings, undertakings, representations or warranties among the parties hereto with respect to the subject matter hereof except as set forth herein.

                    Section 15. Remedies. No failure on the part of the Agent, the Banks or any of the Obligors or any of their agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder or under the Credit Agreement or the other Credit Documents shall operate as a waiver thereof; nor shall any single or partial exercise by the Agent, the Banks or any of the Obligors, or any of their agents of any right, power or remedy hereunder or under the Credit
Agreement or the other Credit Documents preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                    Section 16. Headings, Etc. Section or other headings contained in this Standstill Agreement are for reference purposes only and shall not in any way affect the meaning or interpreta-tion of this Standstill Agreement.

                    Section 17. Voluntary Agreement. The Obligors repre-sent and warrant that they are represented by legal counsel of their choice, are fully aware of the terms contained in this Standstill Agreement and have voluntarily and without coercion or duress of any kind entered into this Standstill Agreement, and the documents and agreements executed and to be executed in connection with this Standstill Agreement.

                    Section 18. Notices. Any documents, reports, notices, consents or requests which are required or may be given hereunder shall be given to the parties at the addresses and in the manner provided in the Credit Agreement except that copies of any notices to the Agent shall also be sent to:

                    Milbank, Tweed, Hadley & McCloy
                    1 Chase Manhattan Plaza
                    New York, New York  10005
                    Attention:  Stephen J. Blauner, Esq.
                    Facsimile No.:  (212) 530-5219

                    Section 19. Further Assurances. Each party shall execute all additional documents and do all acts not specifically referred to herein which are reasonably necessary to fully effectuate the intent of this Standstill Agreement.

                    Section 20. Time of Essence. Time is strictly of the essence of this Standstill Agreement and full and complete performance of each and every provision hereof.

                    Section 21. Limited Recourse. The sole remedy of the Agent and the Banks for breach of this Standstill Agreement or the terms, covenants, conditions, representations and warranties contained herein shall be to terminate this Standstill Agreement and exercise their rights under the Credit Documents. Neither the Agent nor the Banks shall have any right to seek specific performance or damages by reason of a breach of this Standstill
Agreement.

                    Section 22. Credit Documents in Full Force. Each Obligor covenants and agrees that the Credit Documents and the provisions thereof are and remain legal, valid and binding obligations of the Obligors enforceable in accordance with their terms and remain in full force and effect. No Obligor has any claim, demand, action, defense or offset against any of its obligations under the Credit Documents or against the Agent or the Banks. The Obligors hereby waive and release each of the Banks and the Agent and their respective employees, agents and representatives from any and all claims, demands, causes of action, defenses and offsets against liabilities of any kind or character whatsoever, known or unknown, which any Obligor ever had, now has or might hereafter have against the Banks or the Agent, for or by reason of any matter, cause or thing whatsoever occurring on or before the date hereof which relates to or arises out of the Credit Documents, any obligations or responsibilities of the Banks or the Agent under or in respect of the Credit
Documents, or any credit heretofore extended to the Obligors. In addition, the Obligors agree not to commence, join in, assist, cooperate, prosecute or participate in any suit or other proceed-ing in a position that is adverse to the Banks or the Agent arising directly or indirectly from any of the foregoing matters.
This Section 22 and the covenants, agreements and representations set forth herein shall survive the termination of this Standstill
Agreement.
                    IN WITNESS WHEREOF, the undersigned have caused this Standstill Agreement to be duly executed as of the day and year first above written.

                                                  Obligors

                                                  FOODARAMA SUPERMARKETS, INC.


                                                By  /s/ JOSEPH SAKER
                                                  Title:  President

SHOP RITE OF MALVERNE, INC.

By  /s/ JOSEPH SAKER
  Title:  President


NEW LINDEN PRICE RITE, INC.


By  /s/ JOSEPH SAKER
  Title:  President


REGAL DRUGS, INC.


By  /s/ JOSEPH SAKER
  Title:  President


SHOP RITE OF READING, INC.


By  /s/ JOSEPH SAKER
  Title:  President



SHOP WISE SUPERMARKETS
  OF CONNECTICUT, INC.


By  /s/ JOSEPH SAKER
  Title:  President




Banks

THE CHASE MANHATTAN BANK (NATIONAL
  ASSOCIATION), as Borrower


By /s/ RON BUCK
  Title:  Vice President

FIRST FIDELITY BANK


By /s/ PHILIP GOGARTY
   Title:  Vice President



UNITED JERSEY BANK


By /s/ MARTIN FEIG
  Title:  Vice President



Agent

THE CHASE MANHATTAN BANK
  (NATIONAL ASSOCIATION), as Agent


By /s/ RON BUCK
  Title:  Vice President

                                                                    Exhibit A
Foodarama Supermarkets, Inc.
Inventory Analysis


Source   Department
Document Perishables  6/4/94 6/11/94 6/18/94 6/25/94 7/2/94 7/9/94 7/16/94 7/23/94 7/30/94

Produce

Meat

Fish

Bakery

Appy

Snack Bar

  Total

Wakefern

Grocery

Dairy

Frozen

General
Merchandise

HABA-65

Liquor

Garden

Drug

Tobacco-51

Floral
 Total

Source
Document Department 6/4/94 6/11/94 6/18/94 6/25/94 7/2/94 7/9/94 7/16/94 7/23/94 7/30/94

   DSD
 Purchases

Grocery

Diary

Frozen

General
Merchandise

HABA

  Total

Commissary

Bakery

     Total

Transfers
   Out

Bakery

Comm.

Total

Net Purchases

                                                             Exhibit B
Foodarama Supermarkets, Inc.
Pro Forma Monthly Cash Flow Analysis

                            Cash Flow Before Interest & Professional Costs

                    Summary     4 Weeks  4 Weeks  4 Weeks  4 Weeks  Cumulative
                                ending   ending   ending   ending   Total
                                June 25  July 30  Aug. 31  Oct. 1

Beginning Balance Book  Cash In

 Merchandise Sales Receipt

 Other Receipts & Rents, etc.

Total Cash In, All Sources

Wakefern bilings        Cash Out

  Wakefern Inventory Purchases

  Wakefern Assesments, Insurance, Other
Costs

  Wakefern Offsets

 Total Wakefern Billings

 Non-Wakefern Purchases

 Total Payroll, Fringe

 Operating Disbursements, Stores

  Rents: CAM, Real Estate Taxes

 Utilities: Electric, Gas, Steam

 Purchased Services Stores

Total Operating Disbursements, Stores

Direct Corporate Disbursements

Operating Disbursements, Before Interest

 Capital Expenditures

 Retirement of Smutko Acquisition - Pr-
inc.

Total Operating Disbursements, Before In-terest

Cash Out, Before Interest

Net Cash Flow (total cash from all sourc-es, less cash out before interest)

 Less Interest Expenses

 Pro Forma Ending Cash, Book, Before Inter-est